                                                                    EXHIBIT 23.5
                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Prodigy Communications Corporation on Form S-4 of our report dated February 23, 1999 (March 11, 1999 as to the last paragraph in Note 12) relating to the consolidated balance sheet of FlashNet Communications, Inc. and subsidiaries as of December 31, 1998, and the related statements of operations, shareholders' deficit, and cash flows for the years ended December 31, 1998 and 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Fort Worth, Texas
May 1, 2000